UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2016

MADRIGAL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33277 (Commission File Number)	04-3508648 (IRS Employer Identification No.)

500 Office Center Drive, Suite 400 Fort Washington, Pennsylvania (Address of principal executive offices)	19034 (Zip Code)

(610) 527-6790

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Offi cers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Offi cers.

Appointment of Richard S. Levy, M.D.

On August 11, 2016, the Board of Directors (the “Board”) of Madrigal Pharmaceuticals, Inc. (the “Company”), upon the recommendation of the Nominating and Governance Committee of the Board and in accordance with the Restated Bylaws of the Company, unanimously appointed Richard S. Levy, M.D. to serve on the Board as a Class III member, effective immediately. Following Dr. Levy’s appointment, Class III will consist of three directors whose terms of office expire at the 2019 annual meeting of stockholders. The Board appointed Dr. Levy to serve on the Compensation Committee of the Board and the Nominating and Governance Committee of the Board. There are no arrangements or understandings between Dr. Levy and any other persons pursuant to which he was appointed to serve on the Board. There are no transactions between the Company and Dr. Levy that are reportable under Item 404(a) of Regulation S-K.

Dr. Levy, age 59, serves on the board of directors of Gliknik Corp., a privately held biotechnology company. Previously, Dr. Levy served as Executive Vice President and Chief Drug Development Officer at Incyte Corporation, a publicly held biopharmaceutical company, from January 2009 until his retirement in April 2016, and as Senior Vice President of Drug Development from August 2003 to January 2009. Prior to joining Incyte, Dr. Levy served as Vice President, Biologic Therapies, at Celgene Corporation, a publicly held biopharmaceutical company, from 2002 to 2003. From 1997 to 2002, Dr. Levy served in various executive positions with DuPont Pharmaceuticals Company, first as Vice President, Regulatory Affairs and Pharmacovigilence, and thereafter as Vice President, Medical and Commercial Strategy. Dr. Levy served at Sandoz (now the generic pharmaceuticals division of Novartis) from 1991 to 1997 in positions of increasing responsibility in clinical research and regulatory affairs. Dr. Levy has more than 25 years’ experience in the pharmaceutical and biotechnology industries through his prior positions at Celgene, DuPont Pharmaceuticals and Novartis, has extensive clinical research, regulatory and product development skills and has worked in multiple therapeutic areas. Prior to joining the pharmaceutical industry, Dr. Levy served as an Assistant Professor of Medicine at the UCLA School of Medicine. Dr. Levy is Board Certified in Internal Medicine and Gastroenterology and received his A.B. in Biology from Brown University, his M.D. from the University of Pennsylvania School of Medicine, and completed his training in Internal Medicine at the Hospital of the University of Pennsylvania and a fellowship in Gastroenterology and Hepatology at UCLA. The Board determined that Dr. Levy should serve as a director based on his extensive and diverse experience in the pharmaceutical and biotechnology industries.

Dr. Levy will receive an annual cash retainer of $40,000 and reimbursement for certain travel and other out-of-pocket expenses. In connection with his appointment to the Compensation Committee of the Board and the Nominating and Governance Committee of the Board, Dr. Levy will receive an additional annual cash retainer of $7,500 per committee. Furthermore, as a non-employee director, Dr. Levy will receive an initial stock option grant exercisable for 20,000 shares of the Company’s common stock, which will vest as to 50% of the underlying shares on the first anniversary of the grant date, with the remainder vesting in quarterly installments of 12.5% of the remaining shares during his term of service, and an annual stock option grant exercisable for 10,000 shares of the Company’s common stock, which will vest in full on the first anniversary of the grant date.

A copy of the press release announcing Dr. Levy’s appointment is attached as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release dated August 11, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MADRIGAL PHARMACEUTICALS, INC.

Date: August 11, 2016	/s/ Marc Schneebaum
Marc Schneebaum
Chief Financial Officer

Exhibit No.	Description of Exhibit
99.1	Press Release dated August 11, 2016.